Gladstone Capital Corporation Announces Offering

of 6.25% Series A Cumulative Redeemable Preferred Stock

McLean, VA, May 31, 2023: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced that it has filed a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for a continuous public offering of up to 6,000,000 shares (the “Offering”) of its newly-designated 6.25% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an offering price of $25.00 per share. The Company expects to receive up to $150.0 million in gross proceeds and approximately $131.25 million in net proceeds, after payment of dealer manager fees and selling commissions and estimated expenses of the offering payable by the Company, assuming all shares of the Series A Preferred Stock are sold in the Offering. Gladstone Securities, LLC, an affiliate of the Company (“Gladstone Securities”), will serve as the Company’s exclusive dealer manager in connection with the Offering. The Series A Preferred Stock is being offered by Gladstone Securities on a “reasonable best efforts” basis pursuant to a Dealer Manager Agreement, dated as of May 31, 2023, entered into between the Company and Gladstone Securities.

The offering of Series A Preferred Stock will terminate on the date that is the earlier of (1) December 31, 2026 (unless earlier terminated or extended by the Company’s Board of Directors) and (2) the date on which all 6,000,000 shares of Series A Preferred Stock offered in the Offering are sold. There is currently no public market for shares of Series A Preferred Stock.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Company before investing. The prospectus supplement, dated May 31, 2023, and the accompanying prospectus, dated December 22, 2021, which have been filed with the U.S. Securities and Exchange Commission (the “SEC”), contain this and other information about the Company and should be read carefully before investing.

The Offering is currently being conducted as a public offering under the Company’s effective shelf registration statement, filed with the SEC (File No. 333- 261398), which became effective on December 22, 2021. To obtain a copy of the prospectus supplement and the related base prospectus for this offering, please contact: Gladstone Securities, LLC, via email at glad.series.a@gladstonesecurities.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.

Forward-Looking Statements

This press release contains statements as to the Company’s intentions and expectations of the outcome of future events that are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These statements relate to the offering of Series A Preferred Stock. No assurance can be given that the transaction discussed above will be completed on the terms described, or at all. Completion of the offering on the terms described are subject to numerous conditions, many of which are beyond the control of the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions “Forward-Looking Statements” and “Risk Factors” included in the Company’s filings with the SEC (accessible at www.sec.gov).

CONTACT: For further information: Gladstone Capital Corporation, (703) 287-5893.